Exhibit 99.28(a)(10)

Asset Management Fund

Written Instrument Establishing and Designating
Shares of LongCap Value Fund

The undersigned, the Board of Trustees of Asset Management Fund (the “Trust”), a statutory trust organized pursuant to the First Amended and Restated Declaration of Trust dated September 22, 2006, as amended (the “Declaration of Trust”), pursuant to Section 6.2 of Article VI of the Declaration of Trust, does hereby establish and designate a new series of interests of the Trust to be known as the “LongCap Value Fund” (the “New Series”). The relative rights and preferences of the New Series and shares of beneficial interest of the New Series (the “Shares”) are set forth herein and are subject always to the Declaration of Trust and the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder.

1.             The New Series shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in its registration statement under the Securities Act of 1933, as amended from time to time.

2.             Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to the New Series, and shall be entitled to receive its pro rata share of net assets attributable to the New Series upon liquidation of the New Series, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

3.             Each Share of the New Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares shall be entitled to vote. Shareholders of the New Series shall vote together with the other shareholders of the Trust on any matter, except when a separate vote by the New Series or another series or class of a series of the Trust is required by the 1940 Act. Any matter shall be deemed to have been effectively acted upon with respect to the New Series if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

4.             The Board of Trustees (including any successor Trustees) shall have the right at any time to divide or combine Shares of the New Series into a greater or lesser number of Shares of the New Series without thereby changing the proportionate beneficial interest in the assets belonging to the New Series or in any way affecting the rights or shares of any other series or class of the Trust.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have this 30th day of July, 2015 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ David F. Holland David F. Holland	/s/ Carla S. Carstens Carla S. Carstens
/s/ David J. Gruber David J. Gruber	Rodger D. Shay, Jr.
/s/ Dana A. Gentile Dana A. Gentile